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                                                                    Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bassett Furniture Industries, Incorporated (the "Company") (which relates to the Bassett Furniture Industries, Incorporated 1997 Employee Stock
Plan) of our report dated December 1, 1997, relating to the balance sheets of International Home Furnishings Center Inc. as of October 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1997, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended November 30, 1997.


                                             Dixon Odom PLLC

High Point, North Carolina
July 30, 1998